Exhibit 16.1

Tel: 713-659-6551	333 Clay St., Suite 4700
Fax: 713-659-3238	Houston, TX 77002
www.bdo.com

April 18, 2011

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the statements made by Francesca’s Holdings Corporation included in the section titled Change in Independent Registered Public Accounting Firm in its Registration Statement on Form S-1. We agree with the statements insofar as they relate to our firm.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.